UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2018

Mirati Therapeutics, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35921	46-2693615
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9393 Towne Centre Drive, Suite 200
San Diego, California 92121
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (858) 332-3410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On December 6, 2018, the Board of Directors (the “Board”) of Mirati Therapeutics, Inc. (the “Company”), upon recommendation of the Nominating and Corporate Governance Committee of the Board, elected Maya Martinez-Davis to the Board, effective immediately. In addition, Ms. Martinez-Davis was appointed as a member of the Audit Committee of the Board (the “Audit Committee”). Ms. Martinez-Davis’s term of office expires at the Company’s 2019 annual meeting of stockholders or when her successor is duly elected and qualified, or her earlier death, resignation or removal.

In accordance with the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Policy”), upon her appointment to the Board, Ms. Martinez-Davis received an initial grant consisting of a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock (the “Common Stock”), which shares will vest in a series of 36 equal monthly installments. In accordance with the Policy, Ms. Martinez-Davis will be entitled to receive a $40,000 annual cash retainer for service as director and a $7,500 annual cash retainer for service as a member of the Audit Committee, and will be eligible to receive additional equity compensation in the future. Ms. Martinez-Davis has entered into the Company’s standard form of indemnification agreement. The Company is not aware of any other transaction involving Ms. Martinez-Davis requiring disclosure under Item 404(a) of Regulation S-K.

Also, on December 6, 2018, the Board, upon recommendation of the Nominating and Corporate Governance Committee of the Board, elected Aaron I. Davis to the Board, effective immediately, to fill the vacancy created by Mr. Reisman’s resignation (as discussed in Item 5.02(b) below). Mr. Davis’ term of office expires at the Company’s 2019 annual meeting of stockholders or when his successor is duly elected and qualified, or his earlier death, resignation or removal. Mr. Davis was nominated to the Board by funds affiliated with Tavistock Life Sciences, LLC (“Tavistock”), which together hold more than 5% of the Company’s common stock, pursuant to rights granted under a 2012 Securities Purchase Agreement Rights (the “Tavistock Rights”). Pursuant to the Tavistock Rights, the Company is required to include a director nominee of the Tavistock-affiliated funds in the Company’s proposed slate of directors at each annual or special (if applicable) meeting of stockholders and recommend that stockholders vote in favor of such nominee.

In accordance with the Policy, upon his appointment to the Board, Mr. Davis received an initial grant consisting of a nonstatutory stock option to purchase 25,000 shares of the Common Stock, which shares will vest in a series of 36 equal monthly installments. In accordance with the Policy, Mr. Davis will be entitled to receive a $40,000 annual cash retainer for service as director and will be eligible to receive additional equity compensation in the future. Mr. Davis has entered into the Company’s standard form of indemnification agreement.

Mr. Davis currently serves as the Chief Executive Officer of Boxer Capital, an affiliate of Tavistock. In January 2017, the Company sold 5,002,702 shares of Common Stock at a public offering price of $5.60 per share and sold pre-funded warrants to purchase up to 7,258,263 shares of Common Stock at a public offering price of $5.599 per warrant share. As part of the January 2017 offering, Tavistock and certain entities affiliated with Tavistock purchased 868,033 shares of Common Stock and 7,258,263 pre-funded Common Stock warrants. In November 2017, the Company sold 2,938,986 shares of Common Stock at a public offering price of $13.00 per share and sold pre-funded warrants to purchase up to 4,137,999 shares of Common Stock at a public offering price of $12.999 per warrant share. As part of the November 2017 offering, Tavistock and certain entities affiliated with Tavistock purchased 400,000 shares of Common Stock and 2,214,923 pre-funded Common Stock warrants. In June 2018, the Company sold 3,162,500 shares of Common Stock at a public offering price of $38.85 per share and sold pre-funded warrants to purchase up to 421,650 shares of Common Stock at a public offering price of $38.849 per warrant share. As part of the June 2018 offering, Tavistock and certain entities affiliated with Tavistock purchased 193,050 shares of Common Stock. The Company is not aware of any other transaction involving Mr. Davis requiring disclosure under Item 404(a) of Regulation S-K.

(b) On December 5, 2018, Neil A. Reisman informed the Company that he was resigning as member of the Board, effective immediately. As previously disclosed, Mr. Reisman was nominated to the Board pursuant to the Tavistock Rights.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2018	Mirati Therapeutics, Inc.

	By:	/s/ Charles M. Baum
Charles M. Baum
President and Chief Executive Officer